EXHIBIT 5

[LETTERHEAD]

September 8, 1999

Associates First Capital Corporation
250 E. Carpenter Freeway
Irving, Texas 75062-2729

Ladies and Gentlemen:

I am Vice President and Assistant General Counsel of Associates First Capital Corporation, a Delaware corporation (the "Company"). In that capacity, I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), to be awarded or acquired upon the exercise of options granted under the terms of the Associates First Capital Corporation Incentive Compensation Plan, as amended and restated effective as of January 1, 1997 (the "Plan").

I am familiar with the Restated Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the action taken by the Company in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based upon the foregoing, it is my opinion that:

1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2. All necessary corporate proceedings have been taken to authorize the issuance of the Common Stock being registered under the Registration Statement, and all such Common Stock, when issued and acquired in accordance with the Plan, will be legally issued, fully paid and non-assessable when the Registration Statement shall have become effective.

I hereby consent that the foregoing opinion may be filed as an exhibit to the Registration Statement. I further consent to the use of my name in the Registration Statement.

Very truly yours,

/s/ Frederic C. Liskow
Frederic C. Liskow
Assistant General Counsel